Exhibit 3.2

AMENDMENT to the Promissory Note Due April 30, 2020 (the “Note”), dated as of April 30, 2019, issued to Alzamend Neuro, Inc., a Delaware corporation (the “Alzamend”) by Ault Life Sciences Fund, LLC, a Delaware limited liability company (“ALSF”).

WHEREAS, the parties desire to amend the Note in certain respects.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Capitalized terms used but not defined herein shall have the meanings given such terms in the Note.

2.       The title of the Note is hereby deleted and replaced in its entirety by the following:

“PROMISSORY NOTE

DUE DECEMBER 31, 2020”

3.       The first paragraph of the Note is hereby deleted and replaced in its entirety by the following:

“FOR VALUE RECEIVED, the undersigned, Ault Life Sciences Fund, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to Alzamend Neuro, Inc., a Delaware corporation with an address at 3802 Spectrum Blvd., Suite 112C, Tampa, FL 33612 (including any assignee, the “Company”), on December 31, 2020 (the “Due Date”), the principal amount of Fifteen Million Dollars ($15,000,000) in lawful money of the United States of America (the “Principal”) together with all accrued but unpaid interest.”

4.       Except as amended hereby, the Note shall remain unmodified and is hereby ratified in all respects.

5.       This Amendment may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Alzamend and ALSF have executed this Amendment as of the 11th day of June, 2019.

ALZAMEND NEURO, INC.

By:	/s/ Stephan Jackman
Name:	Stephan Jackman
Title:	Chief Executive Officer

AULT LIFE SCIENCES FUND, LLC

By:	Ault Capital, LLC
as Manager of Ault Life Sciences Fund, LLC

	By:	/s/ Milton C. Ault, III
	Name:	Milton C. Ault, III
	Title:	Managing Member